Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Riot Blockchain, Inc. on Form S-3 (File No. 333-226111) and Form S-8 (File No. 333-235355) of our report dated March 25, 2020, with respect to our audits of the consolidated financial statements of Riot Blockchain, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, and our report dated March 25, 2020 with respect to our audit of the effectiveness of internal control over financial reporting of Riot Blockchain, Inc. and Subsidiaries as of December 31, 2019, which reports are included in this Annual Report on Form 10-K of Riot Blockchain, Inc. for the year ended December 31, 2019.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of the guidance in ASC Topic 842, Leases effective January 1, 2019.

Our report on the effectiveness of internal control over financial reporting expressed an adverse opinion because of the existence of material weaknesses.

/s/ Marcum llp

Marcum llp

New York, NY

March 25, 2020